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                          CALEDONIA MINING CORPORATION

                                  NEWS RELEASE

                 KIKERK LAKE PROPERTY - WINTER PROGRAM UNDERWAY

                            MARCH 26TH 2002, 9.00 AM

Caledonia Mining Corporation ("Caledonia") of Toronto (TSE: CAL) and NASDAQ (OTCBB: CALVF) is pleased to report that it has been advised by its joint venture partner Ashton Mining of Canada Inc. ("Ashton") that the 2002 winter field program on the Kikerk Lake property in the north Slave craton region of Nunavut has commenced. The program includes the collection of a mini-bulk sample from the diamondiferous Potentilla kimberlite and the identification of new targets for drilling.

POTENTILLA KIMBERLITE

The Potentilla kimberlite was discovered in September 2001. The discovery hole, drilled vertically in the center of a magnetic anomaly, intersected kimberlite breccia beneath 9.9 metres of overburden to a depth of 142.3 metres and terminated in hypabyssal kimberlite at a depth of 184.7 metres. As announced October 24, 2001, a 207.8 kg sample returned 230 microdiamonds and 22 macrodiamonds. The largest stone measured 2.13 x 1.94 x 0.87 mm.

The current program has two objectives: to collect a mini-bulk sample of up to ten tonnes from Potentilla by core drilling, and to define the shape and size of the body by delineation drilling and geophysical surveys.

TARGET GENERATION

At least one unexplained indicator mineral train is present on the Kikerk Lake property. A detailed helicopter-borne magnetic and electromagnetic survey is now underway over an area that includes the indicator mineral train and the Potentilla kimberlite. Ground geophysical surveys will follow over anomalies that the airborne investigation identifies. Any high priority targets will be drilled before the ice breakup.

Caledonia and Ashton each hold an interest of 35 percent in the property, Northern Empire Minerals Ltd. holds the remaining 30 percent interest.

Further information regarding Caledonia's exploration activities and operations along with its latest financials may be found on the Corporation's website http:/www.caledoniamining.com

FOR FURTHER INFORMATION PLEASE CONTACT CALEDONIA MINING CORPORATION:

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
S.E. Hayden                                       James Johnstone                          Chris Harvey
Chairman, President and CEO                       V-P Operations and COO                   Technical Director
South Africa                                      Canada                                   Canada
Tel: (011-27-11) 447-2499                         Tel: (1-905) 607-7543                    Tel: (1-905) 607-7543
Fax: (011-27-11) 447-2554                         Fax: (1-905) 607-9806                    Fax: (1-905) 607-9806
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OR VISIT CALEDONIA ON THE WORLDWIDE WEB AT HTTP://WWW.CALEDONIAMINING.COM